UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 5, 2021
Date of Report (Date of earliest event reported)

MESA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

colorado (State or other jurisdiction of incorporation)	0-11740 (Commission File Number)	84-0872291 (I.R.S. Employer Identification No.)

12100 WEST SIXTH AVENUE, LAKEWOOD, colorado (Address of principal executive offices)	80228 (Zip Code)

Registrant’s telephone number, including area code: 303-987-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MLAB	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 5, 2021, Mesa Laboratories, Inc. (the “Company”) entered into a four-year senior secured credit agreement (the “Credit Agreement”) with the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

The credit facilities under the Credit Agreement are comprised of:

●	A revolving credit facility in an aggregate principal amount of up to $75,000,000, which includes the following subfacilities:

o	swingline loans in an aggregate principal amount not exceeding $5,000,000 at any time
o	letters of credit in an aggregate stated amount not exceeding $2,500,000 at any time

●
an incremental term loan or increase in revolving commitments facility in an aggregate principal amount of a minimum of $25,000,000 and a maximum of $75,000,000, subject to the satisfaction of certain conditions and lender participation.

As of the date of this Form 8-K, no amounts have been drawn under the Credit Agreement.

The Company’s borrowings under the Credit Agreement will bear interest, at the Company’s option, based on either a base rate or a Eurodollar rate, plus an applicable spread. The Company will also pay the lenders certain customary fees.

The Credit Agreement contains terms customary for secured financings of this type , including representations and warranties, and affirmative and negative covenants. Financial covenants include a maximum leverage ratio of 5.50 to 1.00 for the first four testing dates that the line of credit is outstanding; 5.0 to 1.0 on each of the fifth, sixth, seventh, and eighth testing dates; and 4.5 to 1.0 on each testing date following the eighth testing date, except that the Company may have a leverage ratio of 5.75 to 1.0 for a period of four consecutive quarters following a permitted acquisition. The Credit Agreement also contains a fixed charge coverage ratio which is not to be less than 1.25 to 1.0. Other negative covenants include restrictions on the Company’s ability to incur debt, grant liens, make fundamental changes, engage in certain transactions with affiliates, or conduct asset sales.

The Credit Agreement also contains customary events of default. Any event of default, if not cured or waived in a timely manner, could result in the acceleration of the Company’s indebtedness under the Credit Agreement.

The proceeds of the Credit Agreement loans may be used to refinance certain existing indebtedness of the Company and to finance working capital needs and general corporate purposes of the Company in the ordinary course of business, including permitted acquisitions.

The lenders party to the Credit Agreement or their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may receive in the future, customary fees and commissions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Credit Agreement dated as of March 5, 2021 among Mesa Laboratories, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: March 8, 2021	Mesa Laboratories, Inc.
(Registrant)

/s/ Gary M. Owens
By: Gary M. Owens,
President and Chief Executive Officer